Supplement dated December 10, 2024 to Final Term Sheet dated November 16, 2023 (To Prospectus dated March 4, 2022 and Product Supplement EQUITY ARN-1 dated March 7, 2022)	Filed pursuant to Rule 424(b)(3) Registration Statement No. 333-262557
The Toronto-Dominion Bank
Accelerated Return Notes®
Linked to the S&P 500® Index due August 28, 2026
CUSIP: 89116D527
(the “notes”)
This document (the “supplement”) supplements the Note Prospectus in connection with any secondary market transactions in the notes by us, Merrill Lynch, Pierce, Fenner & Smith Incorporated, BofA Securities, Inc. and any of our or their respective affiliates. Capitalized terms used but not defined in this supplement have the meanings set forth in the Note Prospectus.
The Starting Value for the notes was defined in the final Term Sheet dated August 29, 2024 (the “Final Term Sheet”). The Starting Value was defined as the lowest closing level of the Market Measure on any of the Starting Value Determination Dates. The Starting Value Determination Dates are August 29, 2024, September 30, 2024, October 29, 2024 and November 29, 2024 (subject to adjustment as set forth in the Final Term Sheet). The closing level of the Market Measure on August 29, 2024, the first Starting Value Determination Date, was 5,591.96.
The final Starting Value Determination Date was November 29, 2024. The lowest closing level of the Market Measure on any of the Starting Value Determination Dates was 5,591.96, which was the closing level of the Market Measure on August 29, 2024.
Therefore, the Starting Value for the notes is 5,591.96.
Documentation
You should read this supplement, together with the documents listed below, which together contain the terms of the notes and supersede all prior or contemporaneous oral statements as well as any other written materials. You should carefully consider, among other things, the matters set forth in the “Risk Factors” sections beginning on page TS-6 of the Final Term Sheet, page PS-7 of product supplement EQUITY ARN-1, and page 1 of the prospectus, as the notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting, and other advisors.

You may access these documents on the Securities and Exchange Commission (“SEC”) website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):
•	Final Term Sheet dated August 29, 2024:
https://www.sec.gov/Archives/edgar/data/947263/000114036124039918/ef20035350_424b2.htm
•	Product supplement EQUITY ARN-1 dated March 7, 2022:
https://www.sec.gov/Archives/edgar/data/947263/000114036122008135/brhc10034826_424b3.htm
•	Prospectus dated March 4, 2022:
https://www.sec.gov/Archives/edgar/data/947263/000119312522066245/d203088d424b3.htm
Unless otherwise indicated or unless the context requires otherwise, all references in this supplement to “we,” “us,” “our,” or similar references are to The Toronto-Dominion Bank.